Exhibit 10.8

AGER Bermuda Holding Ltd.
96 Pitts Bay Road
Pembroke, HM08, Bermuda
April 14, 2017

Procific
Willow House, Cricket Square
P.O. Box 709
Grand Cayman, KY1-1107
Cayman Islands

Ladies and Gentlemen:
In connection with an investment by Procific (the “Investor”) in AGER Bermuda Holding Ltd., a Bermuda domiciled insurance holding company (the “Company”), and as an inducement for such investment by the Investor in the Company (the “Investment”), the Company has agreed to provide the Investor with this letter agreement (this “Letter Agreement”). The Investor is, contemporaneously herewith, subscribing for an interest in the Company in a private placement (the “Private Placement”) pursuant to the Subscription Agreement (the “Subscription Agreement”) between the Investor and the Company.
Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Subscription Agreement or the Shareholders Agreement (as defined in the Subscription Agreement), as applicable. The Subscription Agreement, the Shareholders Agreement and the Bye-laws are referred to herein as the “Transaction Documents”.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree to the definitions above and as follows:
1.    Post-7 Year ROFR Waiver. Notwithstanding anything contained in the Shareholders Agreement to the contrary, the Company agrees not to exercise its right of first refusal rights under Section 2.2 of the Shareholders Agreement with respect to Transfers by the Investor following the seventh (7th) anniversary of the Initial Share Issuance Date otherwise made in accordance with the provisions of the Shareholders Agreement.
2.    Limited Transfer Opinion. The Company agrees that, in the event the Board approves an Early Liquidity Transfer for the Investor or if the Investor wishes to carry out a Liquidity Transfer, (a) the Company will not request a legal opinion from the Investor’s counsel to the effect that the Transfer will not subject the Company or any member of the Class B Group or any of their Affiliates to additional regulatory requirements and (b) in the event the Company requests an opinion that such Transfer will not cause the Company to be required to register under the Investment Company Act, the Company shall provide such information as the Investor’s counsel may reasonably request in connection with the provision of such opinion.

3.    No New Equity Securities.  The Company agrees that from the Closing until such time as the Investor’s Remaining Commitment under the Subscription Agreement is zero, the Company will not, and will cause its Subsidiaries not to, (a) issue New Securities to any Person that is not a Shareholder of the Company or (b) enter into a subscription or other similar agreement requiring the Company or any of its Subsidiaries to issue New Securities to any Person that is not a Shareholder of the Company, except as contemplated by the Subscription Agreement, in each case except for New Securities issued by a Subsidiary of the Company solely to the Company or one or more Subsidiaries thereof.
4.    Publication. None of the Company or any Director, or advisor, or any of the Company’s respective Affiliates shall use the name of the Investor (or the name of any of the Investor’s Affiliates or beneficial owners) or any derivative thereof in any press release, published notice, advertising or other publication referring to the Investor’s investment in the Company, without obtaining the Investor’s prior written consent.
5.    Board Information. The Company agrees that any representative of the Investor that is also a member of the Company’s Board of Directors shall be permitted to share information and other materials that are distributed to the Directors with the Investor and the Investor acknowledges and agrees to hold all information so provided in confidence and trust in accordance with, and agrees to be bound by, the confidentiality provisions set forth in Section 6.4 of the Subscription Agreement and Section 4.16 of the Shareholders Agreement with respect to any such information. In addition, the Company represents that, as of the date of the Subscription Closing, each Person (or their representative) that subscribed for more than 10% of the shares of the Company in connection with the 2017 Private Placement shall have the right to receive information and other materials that are distributed to the Directors.
6.    Access to Management. The Company shall, and shall cause each Subsidiary of the Company to, afford the Investor, during normal business hours, reasonable access, upon reasonable advance notice, to the officers and key employees of the Company and each such Subsidiary.
7.    Information Disclosure; Required Regulatory Approvals.
(a)    Notwithstanding anything in the Transaction Documents, but subject to paragraph 20 of this Letter Agreement, the Investor shall not be required to provide (i) information about the board of directors of the Abu Dhabi Investment Authority (“ADIA”), (ii) any financial statements of ADIA or (iii) such other information relating to ADIA’s finances and financial condition that ADIA (x) typically does not disclose consistent with past practice and (y) has not disclosed at any time in the five years preceding the date of such requested disclosure to any applicable regulatory entity in connection with an acquisition by the Investor, a Subsidiary of the Investor or an entity in which the Investor, directly or indirectly, owns a 10% or greater economic or voting interest, and failure to provide such information shall not be deemed to give rise to a violation of any provision of the Transaction Documents (including, without limitation, Section 2.1, 3.1, 5.8 or 6.3 of the

Subscription Agreement); provided, however, that the Investor shall be required to provide any information required to be provided under Article 4 or 5 of the Bye-laws (relating to the Investor’s and its Affiliates’ direct, indirect or constructive ownership of Shares and other information requested by the Company for purposes of determining voting rights or the applicability of the “controlled foreign corporation” or “related person insurance income” rules of the Code).
(b)    The Company agrees that it shall only disclose Investor Confidential Information of the Investor pursuant to Section 6.4(g)(ii) of the Subscription Agreement to the extent the recipient of such Investor Confidential Information has entered into a confidentiality agreement with the Company requiring such information to be kept confidential, subject to customary exceptions.
(c)    The Company agrees that nothing contained in Section 2.1, 3.1(e) or 6.3 of the Subscription Agreement shall require, or be deemed to require, the Investor to (i) use greater than its commercially reasonably efforts in seeking to obtain any Required Regulatory Approval or (ii) take any actions or provide any information in connection with obtaining a Required Regulatory Approval beyond the customary information required to be provided in connection with such approval.
(d)    If, in connection with any regulatory approval required to be received by the Company or any of its Subsidiaries in connection with any acquisition, reinsurance, disposition, investment or other transaction (a “Company Transaction”) to be entered into by the Company or any Subsidiary thereof, (x) the Investor fails to provide any Investor Required Information (as defined below) that it would otherwise be required to provide pursuant to a Transaction Document but for paragraph 7(a) or (c) and (y) the Investor fails to provide substitute information for such Investor Required Information that is acceptable to the applicable Governmental Authority or is necessary to complete the applicable submission to a Governmental Authority, as applicable, within twenty days of being notified by the Company that the Investor failed to deliver such Investor Required Information, and such failure was the principal reason that the Company or such Subsidiary, as the case may be, failed to obtain the required regulatory approval (including if such failure by the Investor was the principal reason that a regulatory submission could not be completed) then an “Information Deficiency Event” with respect to such Company Transaction shall be deemed to have occurred. As used herein, the term “Investor Required Information” means any information relating to the Investor or any Affiliate thereof that is requested by a Governmental Authority, or by the Company in order for the Company or a Subsidiary thereof to complete a submission to a Governmental Authority, in connection with such Governmental Authority’s review of a Company Transaction.
(e)    In all cases subject to paragraph 7(f), if an Information Deficiency Event occurs with respect to a Company Transaction:

(i)    the Company may reduce the number of “Total Shares” that the Investor is required to purchase pursuant to the Investor’s Third Party Investor Subscription Agreement, which such reduction may be up to a number of “Total Shares” designated by the Company that would restrict the Investor and its Affiliates from having a right to purchase Common Shares, or from owning Common Shares, that represent greater than (A) 9.9% of the Total Voting Power (as defined in the Bye-laws) or (B) 9.9% of the aggregate economic value of the outstanding Equity Securities (as defined in the Bye-laws); and/or
(ii)    at the Company’s election, the Investor shall be required to sell, and cause its Affiliates to sell, to the Company or its designee up to the number of Common Shares of the Investor and its Affiliates designated by the Company that would result in the Investor and its Affiliates collectively owning (inclusive of each Shareholder’s Commitment for purposes of this determination) no greater than both (A) 9.9% of the Total Voting Power and (B) 9.9% of the aggregate economic value of the outstanding Equity Securities, for a cash purchase price equal to 90% of the aggregate FMV (as defined below) of such Common Shares being so sold;
provided, however, the Company may not require the Investor or any Affiliate to sell any Common Shares pursuant to clause (ii) of this sentence, unless (x) the Company has exercised its rights under clause (i) of this sentence to the maximum extent permitted thereby, and such exercise has not remedied the impairment entirely, or (y) the Company has determined that exercising its rights under clause (i) of this sentence would not remedy the impairment entirely. As used herein, the term “FMV” means, with respect to a Common Share, the fair market value of such Common Share as reasonably determined by the Company based upon the most recent quarterly valuation report that the Company delivered (or was required to deliver) pursuant to Section 2.7(a)(i)(B) of the Shareholders Agreement.
(f)    The Company shall not be permitted to exercise its rights under clause (ii) of paragraph 7(e) with respect to any Company Transaction unless, prior to such exercise, the Company has provided the Investor with at least 75 days for the Investor and its Affiliates to complete a sale to one or more third parties (which may not be the Investor or an Affiliate thereof, absent the Company’s consent), in accordance with the provisions of the Shareholders Agreement (if applicable thereto), of up to the number of Common Shares with respect to which such rights are being exercised. Notwithstanding anything contained in the Shareholders Agreement to the contrary, the Company agrees not to exercise its right of first refusal rights under Section 2.2 of the Shareholders Agreement with respect to any sale of Common Shares described in the immediately preceding sentence that is otherwise made in accordance with the provisions of the Shareholders Agreement.
(g)    If requested by the Investor, the Company shall provide the Investor with reasonable assistance in identifying Persons that may be interested in purchasing Common Shares from the Investor and/or its Affiliates for purposes of completing a sale of Common Shares contemplated by paragraph 7(f).

8.    Preemptive Rights – Debt Securities. In the event that the Company or any of its Subsidiaries propose to offer any negotiable or tradeable bonds, debentures, promissory notes or other debt securities (“Debt Securities”), some or all of which will be purchased at issuance by Athene or any Subsidiary of Athene or any other member of the Apollo Group, then the Company agrees that, solely with respect to the Investor and its Pro Rata Amount, the provisions of Section 2.4 of the Shareholders Agreement shall apply to such Debt Securities and, notwithstanding anything contained in the Shareholders Agreement to the contrary, in regard to the Investor, the term New Securities shall be deemed to include such Debt Securities and the provisions of Section 2.4 of the Shareholders Agreement shall apply to such proposed offer of Debt Securities mutatis mutandis.
9.    Distributions in Kind. The Company agrees not to make distributions in-kind to the Investor, other than securities of a publicly traded company and agrees to (a) grant the Investor an option to direct the Company to sell the in-kind distribution at the Investor’s expense and (b) provide ten (10) Business Days’ notice of any proposed in-kind distribution with an express right for the Investor to transfer the right to receive the distribution to an Affiliate.
10.    Consent to Affiliate Transfer. Upon the consummation of any Permitted Transfer under clause (c) of the definition of “Permitted Transfer” under the Shareholders Agreement by the Investor of all or any portion of its Class A Common Shares to an Affiliate of the Investor, the Company agrees that the rights and benefits of this Letter Agreement (to the extent applicable to such Affiliate) shall extend to such Affiliate as if this Letter Agreement was addressed to it (other than paragraph 6, unless the Investor’s entire holdings shall have been transferred to such Affiliate).
11.    Amendments. The Company agrees to deliver to the Investor any amendments to the Shareholders Agreement, the IAA (as defined in the Bye-Laws), the Cooperation Agreement (as defined in the Investor Memorandum Supplement), the Shared Services Agreement (as defined in the Investor Memorandum Supplement) and the organizational documents of the Company, in each case within ten (10) Business Days after any such amendment becomes effective.
12.    Subscription Agreements. The Company represents and warrants that the Subscription Agreements executed and delivered by the other Shareholders subscribing for Class A Common Shares in connection with the 2017 Private Placement are, or shall be, substantially similar in all material respects to the Subscription Agreement executed and delivered by the Investor (except as to the amount of the commitments made thereby and the identifying information supplied by each Shareholder therein), other than the subscription agreements entered into with the Additional Investors.
13.    Powers of Attorney. The Company agrees to deliver to the Investor copies of any documents executed by the Nominee on behalf of the Investor pursuant to the powers of attorney granted by the Investor under Section 2.5(c) of the Shareholders Agreement or by the Chief Executive Officer of the Company on behalf of the Investor pursuant to the powers of attorney granted by the Investor under Section 2.8(f) of the Shareholders Agreement, in each case within ten (10) Business Days after the execution of any such document. Notwithstanding anything to the contrary contained in the Shareholders Agreement, a power of attorney granted pursuant to Section 2.5(c) and Section 2.8(f) of the Shareholders Agreement shall be limited solely to the purpose for which it has been granted and is not intended to be a general grant of power to independently exercise discretionary judgment on the Investor’s behalf.
14.    No Guarantees; Debt Obligations. Notwithstanding anything to the contrary in the Transaction Documents, the Company agrees that neither the Investor nor its beneficial owner shall be required to give (a) any undertaking, representation, guarantee or warranty in connection to any borrowings by the Company, (b) any investor letter or financial statements or (c) except in connection with “know our customer” or similar identity due diligence, provide any other documents, in any case, for the benefit of any prospective or existing credit facility provider to the Company or any of its Affiliates or underwriter of securities of the Company or any of its Affiliates, or otherwise for the benefit of any creditor, potential creditor or underwriter (including any agent or advisor thereof).
15.    Other Agreements. The Company hereby agrees to make available to the Investor, as soon as practicable following the Closing Date, a summary of any preferential terms or rights granted to another subscriber for shares in the 2017 Private Placement (other than for Apollo, Athene and their respective Subsidiaries).
16.    Business Days. Because Friday is not a business day in Abu Dhabi, for the purposes of determining “business days” in the Shareholders Agreement and Subscription Agreement, for any notice period less than ten (10) business days that includes a Friday, the Investor will be given an extra business day to comply with the provision to which such notice period relates.
17.    Notice of Changes to Entity Classification. The Company is classified as an association taxable as a corporation pursuant to the business entity classification regulations issued by the U.S. Internal Revenue Service under section 7701 of the Code. If the Company determines that it is in the best interest of the Company to effectuate a change in the entity classification of the Company for U.S. tax purposes (e.g., changing the Company’s entity classification from a corporation to a partnership for U.S. tax purposes), the Company shall provide the Investor at least 180 days prior written notice before effectuating such change.
18.    Redomestications and Reorganizations. The Company agrees that, if under Section 2.8(e) of the Shareholders Agreement, the Board makes a determination that it is in the best interest of the Company to domesticate the Company to any European jurisdiction, the United States of America or any other foreign jurisdiction, or otherwise effect a Reorganization of the Company, in connection with an Approved Qualified Listing, the Board will in accordance with, and subject to, its fiduciary duties under applicable law and the Company’s Organizational Documents, consider any adverse tax or other consequences on the shareholders of the Company in making such determination; provided, that, this sentence shall not preclude or otherwise limit the right of the Board to make such a determination even if it would have an adverse tax or other consequence on the Investor.
19.    FATCA.
(a)    The Company will at all times use its commercially reasonable efforts to comply with the reporting requirements necessary to avoid the application of U.S. federal withholding tax under FATCA, or non-U.S. withholding tax under any applicable non-U.S. regime that is similar to FATCA, to payments received by it or any Company Subsidiary.
(b)    The Investor represents to the Company that it is an exempt beneficial owner described in section 1471(f) of the Code and the U.S. Treasury regulations thereunder (an “Exempt Beneficial Owner”). The Investor agrees that it will provide the Company an executed IRS Form W-8 (or other appropriate form requested by the Company) indicating that it is an Exempt Beneficial Owner and further agrees to promptly provide a new IRS Form W-8 (or other appropriate form requested by the Company) confirming its status with respect to the information provided on its original form if such information changes or if an updated IRS Form W-8 (or other appropriate form requested by the Company) is required to be held on file in order for the Company to continue to recognize the Investor’s status as an Exempt Beneficial Owner. Based on such representation and agreement (and assuming that FATCA does not change in a manner that suggests a different outcome), the Company shall not withhold under FATCA on a payment made by it to the Investor.
20.    Tax Information; AEOI.
(a)    With respect to Section 2.10 of the Shareholders Agreement and Sections 5.8(g) and 6.7 of the Subscription Agreement (and any other provisions of the Shareholders Agreement or Subscription Agreement that may require the Investor to provide information in connection with the AEOI Regimes), the Company agrees that the Investor does not consent to the disclosure of information except to the extent that the Company reasonably determines that such disclosure is required by law in connection with the AEOI Regimes, and that to the extent that the Company reasonably determines that such disclosure is required by law in connection with the AEOI Regimes, prior to making such disclosure to a Person other than a Governmental Authority, the Company will notify the Investor and consult in good faith with the Investor regarding such requirement.
(b)    The Investor represents to the Company that it is (i) an Exempt Beneficial Owner; (ii) an “Active NFFE” for purposes of the Agreement Between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Cayman Islands to Improve International Tax Compliance, signed on November 5, 2013, by reason of being an “NFFE” that is a government, a political subdivision of such government or a public body performing a function of such government or a political subdivision thereof, or an “Entity” wholly owned by one or more of the foregoing, for such purposes; and (iii) an “Active NFE” for purposes of the OECD’s Standard for Automatic Exchange of Financial Account Information in Tax Matters – Common Reporting Standard (“CRS”) by reason of being a “Governmental Entity,” or an “Entity” wholly owned by a

“Governmental Entity,” for such purposes.  Based on such representation, the Company confirms that nothing in Section 2.10 of the Shareholders Agreement or Sections 5.8(g) or 6.7 of the Subscription Agreement (and any other provisions of the Shareholders Agreement or Subscription Agreement that may require the Investor to provide information in connection with the AEOI Regimes) shall require the Investor to provide to the Company confidential non-public information relating to the Investor’s beneficial owners; provided that if the Company reasonably concludes in good faith based on written advice of internationally recognized tax advisers and after consultation with the Investor that such confidential non-public information is required in order for the Company or any of its Affiliates to comply with reporting requirements necessary to avoid suffering any withholding taxes, interest, penalties or other expenses and costs under the AEOI Regimes and the Investor refuses to provide such confidential non-public information, the Company may, in its sole and absolute discretion, determine to use any of the remedies described in Section 2.10 of the Shareholders Agreement or Section 6.7 of the Subscription Agreement as if the Investor had committed an AEOI Compliance Failure (after taking into account the revisions contemplated by paragraph 21 of this Letter Agreement).
21.    Tax Indemnity. The Company agrees that with respect to Section 6.7(e) of the Subscription Agreement, the words “and other expenses and costs” shall be stricken in each place they appear.
22.    Permitted Affiliate Transfers. The Company confirms that a Transfer of the Investor’s Shares to a Permitted Affiliate (as defined below) shall be considered a Permitted Transfer under the Transaction Documents, so long as no such Permitted Affiliate shall own directly or indirectly (including through a total return swap or other derivative arrangement) any interests in Apollo Global Management, LLC that are treated as equity for U.S. federal income tax purposes. For purposes of this paragraph 22, “Permitted Affiliate” means (i) the Government of Abu Dhabi, or (ii) any newly formed entity organized outside of the United States that is wholly owned directly by the Government of Abu Dhabi and established in order to acquire the Shares. For the avoidance of doubt, the Abu Dhabi Investment Council (ADIC), Mubadala Development Company PJSC, the International Petroleum Investment Company and similar investment funds are not the Government of Abu Dhabi for purposes of this paragraph 22.
23.    Qualified Listing. The Company agrees that it will not list the Company’s class B-1 common shares, or the Company’s class B-2 common shares, on any stock exchange or quotation system unless there has been a Qualified Listing of the Class A Common Shares.
24.    Transactions Committee.
(a)    For so long as the Procific Member is a member of the Transactions Committee, (i) the Company shall provide notice, or cause notice to be provided, of each meeting of the Transactions Committee to the Procific Member at least five days prior to such meeting and (ii) the Procific Member shall be permitted to attend each meeting of the

Transactions Committee by telephone conference call if such telephonic attendance complies with the Company’s operating guidelines.
(b)    In connection with negotiating the terms by which the Additional Investor referred to as “Investor A” may participate in the Private Placement in accordance with the Subscription Agreement (including Exhibit E thereof), the Company shall use its reasonable efforts to obtain such Additional Investor’s agreement that the Director appointed to the Board by such Additional Investor will not be permitted to vote as a member of the Transactions Committee with respect to any transaction in which business is to be divested to such Additional Investor through the Preferred Transaction Involvement (as defined in Exhibit E of the Subscription Agreement).
25.    Conflicts Committee. For so long as the Procific Member is a member of the Conflicts Committee, the Procific Member shall be permitted to attend each meeting of the Conflicts Committee by telephone conference call if such telephonic attendance complies with the Company’s operating guidelines.
26.    Validity of Letter Agreement; Entire Agreement. In the event of a conflict between the provisions of this Letter Agreement and either the Shareholders Agreement or the Subscription Agreement, the provisions of this Letter Agreement shall control. This Letter Agreement, the Shareholders Agreement, the Subscription Agreement, and the documents referred to herein and therein constitute the entire agreement among the parties hereto relating to the Investor’s investment in the Company.
27.    Termination. This Letter Agreement shall terminate on the earliest to occur of (a) the termination of the Shareholders Agreement or (b) the date on which the Investor no longer owns any Common Shares of the Company.
28.    Governing Law. This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles thereof.
29.    Registration Rights Agreement. In the event the Company conducts a listing of its capital stock on a stock exchange or quotation system in the United States, it shall, prior to such listing, enter into a customary registration rights agreement with the Investor.
30.    Notices. Notwithstanding any provision in the Transaction Documents, any notices to be delivered to the Investor shall be made by means other than by mail and if any such notice is sent through a nationally recognized overnight courier, such notice shall be deemed to be received when actually delivered; and when sent by fax or email, shall be deemed received on the first AD Business Day following the date of deemed receipt in accordance with the relevant Transaction Document. The term “AD Business Day” means a day other than Friday, Saturday or other day on which commercial banks in Abu Dhabi, United Arab Emirates are authorized or required by law to close.
31.    Miscellaneous. This Letter Agreement may be executed in counterparts, each of which will constitute an original, but which together will constitute one and the same agreement. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns. The provisions of this Letter Agreement are severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. This Letter Agreement may be amended only by an instrument in writing executed by each of the parties hereto.

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Letter Agreement in the space provided below.
Yours faithfully,
AGER BERMUDA HOLDING LTD.

By:	/s/ Tab Shanafelt Name: Tab Shanafelt Title: Director
Acknowledged and agreed
as of the date first above written:
PROCIFIC

By:	/s/ Mohamed Al Qubaisi Name: Mohamed Al Qubaisi Title: Authorised Signatory

By:	/s/ Ahmed Abdullatif Ahmed Ibrahim Al Mosa Name: Ahmed Abdullatif Ahmed Ibrahim Al Mosa Title: Authorised Signatory

Signature Page to Side Letter Agreement